Exhibit 10.10

SERIES E PREFERRED SHARE PURCHASE AGREEMENT

This SERIES E PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on May 15, 2021 by and among:

A. ForU Worldwide Inc., a business company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”);

B. ForU Information and Technology Limited, a business company duly incorporated and validly existing under the laws of the British Virgin Islands and wholly owned by the Company (the “BVI Company”);

C. ForU Worldwide (HK) Limited, a company duly incorporated and validly existing under the laws of Hong Kong and wholly owned by the Company (the “HK Company I”);

D. ForU Information and Technology (HK) Limited, a company duly incorporated and validly existing under the laws of Hong Kong and wholly owned by the BVI Company (the “HK Company II”, together with the HK Company I, each a “HK Company” and collectively the “HK Companies”);

E. the parties listed on Schedule A-1-1 hereto (each a “WFOE” and collectively, the “WFOEs”);

F. the parties listed on Schedule A-1-2 hereto (each a “Domestic Company” and collectively the “Domestic Companies”);

G. the parties listed on Schedule A-2 hereto (each an “Investor” and collectively the “Investors”);

H. the parties listed on Schedule A-3 hereto (each a “Founder” and collectively the “Founders”); and

I. the party listed on Schedule A-4 hereto (the “Founder Holdco”; together with the Founders, each a “Founder Party” and collectively the “Founder Parties”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investors an aggregate of 182,978,009 Series E Preferred Shares and the Investors agree to purchase such Series E Preferred Shares from the Company.

B. The Parties intend to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, proceeding, claim, arbitration or investigation.

“Affiliate(s)” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct or indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, such Investor shall not be deemed to be an Affiliate of any Group Company.

“Agreement” shall have the meaning ascribed to it in the preamble of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the British Virgin Islands, Hong Kong or the PRC.

“BVI Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“CFC” shall mean the controlled foreign corporation within the meaning of Section 957 of the Code.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies (《国家外汇管理局关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Class A Ordinary Shares” shall mean the Class A Ordinary Shares of the Company, each with a par value of US$ 0.00005 per share.

“Class B Ordinary Shares” shall mean the Class B Ordinary Shares of the Company, each with a par value of US$0.00005 per share.

“China Life” shall mean Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership) 江苏国寿疌泉股权投资中心(有限合伙).

“Closing” shall have the meaning ascribed to it in Section 2.3.

“Closing Date” shall have the meaning ascribed to it in Section 2.3.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Company” shall have the meaning ascribed to it in the preamble of this Agreement.

“Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) when such party directly or indirectly has an actual discretion or controlling power over the management, operation and policies of such third party by entry into contractual arrangements or by other means, or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, an individual’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Preferred Shares purchased under this Agreement.

“Disclosing Party” shall have the meaning ascribed to it in Section 9.4.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 3.

“Domestic Company” and “Domestic Companies” shall have the meaning ascribed to it in the preamble of this Agreement.

“Employee Share Option Plan” or “ESOP” shall mean the employee share option plan of the Company adopted prior to the Closing and such other arrangements, contracts, or plans as are recommended by management and approved by the Board in accordance with the Shareholders Agreement.

“Equity Securities” shall mean any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Financial Statements Date” shall have the meaning ascribed to it in Section 3.7.

“Founder Holdco” shall have the meaning ascribed to it in the preamble of this Agreement.

“Governmental Authorizations” shall have the meaning ascribed to it in Section 3.14.

“Governmental Authority(ies)” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Governmental Authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” shall mean each of the Company, the BVI Company, the HK Companies, the WFOEs, the Domestic Companies, and Subsidiaries of the foregoing, and “Group Companies” or “Group” shall mean all or any of entities mentioned above.

“HK Companies” shall have the meaning ascribed to it in the preamble of this Agreement.

“HKIAC Rules” shall have the meaning ascribed to it in Section 10.13(b) of this Agreement.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Indemnifiable Loss” shall mean, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person.

“Indemnified Person” shall have the meaning set forth in Section 8.1.

“Investor(s)” shall have the meaning ascribed to it in the preamble of this Agreement.

“IRR” means as calculated on any date of determination, the internal rate of return achieved, expressed as an annualized compounded rate based on a 365-day period used to discount each cash inflow and cash outflow such that the present value of the aggregate cash inflows and aggregate cash outflows equals zero, taking into account the timing and amount of each cash flow.

“Key Employee” shall mean each individual identified in Section 3.17 of the Disclosure Schedule.

“Founder” and “Founders” shall have the meaning ascribed to it in the preamble of this Agreement.

“Group Restructuring” shall mean the transfer of the equity interests held by certain shareholders of Nanjing ForU to Ms. Shan Dandan.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” shall mean any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Longstop Date” shall have the meaning set forth in Section 10.15.

“Majority Preferred Holders” shall mean the Majority Series Angel Holders, the Majority Series A Holders, the Majority Series A+ Holders, the Majority Series B Holders, the Majority Series C Holders, the Majority Series C+ Holders, the Majority Series C++ Holders, the Majority Series D Holders and the Majority Series E Holders.

“Majority Series Angel Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series Angel Preferred Shares, voting together as a single class.

“Majority Series A Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series A Preferred Shares, voting together as a single class.

“Majority Series A+ Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series A+ Preferred Shares, voting together as a single class.

“Majority Series B Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series B Preferred Shares, voting together as a single class.

“Majority Series C Holders” shall mean the holders of more than sixty percent (60%) of the voting power of the outstanding Series C Preferred Shares, voting together as a single class.

“Majority Series C+ Holders” shall mean the holders of more than fifty percent (50%) of the voting power (for purpose of this Agreement, “more than” in respect of any amount, shall not include such amount) of the voting power of the outstanding Series C+ Preferred Shares, voting together as a single class.

“Majority Series C++ Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series C++ Preferred Shares, voting together as a single class.

“Majority Series D Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series D Preferred Shares, voting together as a single class.

“Majority Series E Holders” shall mean the holders of more than fifty percent (50%) of the voting power of the outstanding Series E Preferred Shares, voting together as a single class.

“MOFCOM” shall have the meaning ascribed to it in Section 3.5(d).

“Non-Disclosing Parties” shall have the meaning ascribed to it in Section 9.4.

“Non-ODI Purchased Shares” shall mean the Purchased Shares that is defined in the Non-ODI Share Purchase Agreement.

“Non-ODI Share Purchase Agreement” shall mean the Series E Preferred Share Purchase Agreement entered into by and among Parantoux, Poly Platinum, ALPHA ROUTE LIMITED and other parties on the same date of this Agreement.

“Ordinary Majority” shall mean the holders representing more than fifty percent (50%) of the voting power of the Ordinary Shares then outstanding, voting together as a single class on an as converted basis, excluding Class A Ordinary Shares converted and convertible from any Preferred Shares.

“Ordinary Shares” shall mean the Class A Ordinary Shares and/or the Class B Ordinary Shares.

“Original Purchase Price of Series E Preferred Shares” shall mean the per share price of US$1.093 at which each Investor has agreed to purchase, and the Company has agreed to sell and issue, the Series E Preferred Shares under this Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Parantoux” shall mean Parantoux Grand Master SPC.

“PFIC” shall mean the passive foreign investment company within the meaning of Section 1297 of the Code.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” shall mean the collectively WFOEs and the Domestic Companies and the Subsidiaries that are established in the PRC of any of the foregoing, “PRC Company” shall mean any of the foregoing entities.

“PRC GAAP” shall mean the generally accepted accounting principles in the PRC.

“Preferred Directors” shall have the meaning as defined in the Shareholders Agreement.

“Preferred Shares” shall mean the Company’s redeemable and convertible preference shares of any class or series.

“Principal Business” shall mean the business as currently conducted by the Group Companies, including but not limited to the operation of information service platform for truck-load transportation and/or such other business to be conducted by the Group Companies as approved by the Majority Preferred Holders.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefore, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Poly Platinum” shall mean Poly Platinum Enterprises Limited.

“Purchased Shares” shall have the meaning ascribed to it in Section 2.1.

“Purchase Price” shall have the meaning ascribed to it in Section 2.2.

“Qualified IPO” shall mean an initial public offering of the Company of its shares (or securities representing such shares) on the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ or other internationally recognized stock exchange acceptable to the Majority Preferred Holders which is pursuant to a firm commitment underwriting by an internationally reputable investment bank, with an offering price that implies a market capitalization of the Company immediately prior to such offering of not less than 120% of the post-money valuation of the Company immediately following the last issuance of the Series E Preferred Shares pursuant to this Agreement and the Non-ODI Share Purchased Agreement, or such other amount as approved by the Majority Preferred Holders and the Ordinary Majority. Notwithstanding the foregoing, if the consummation of an initial public offering of the Company occurs later than December 31, 2021, the offering price for a Qualified IPO shall enable a Series E Investor to achieve a return of annual 20% IRR of this Purchase Price calculated from the applicable Closing Date.

“Reserved ESOP Shares” shall have the meaning ascribed to it in Section 3.3(c).

“Restated M&A” shall mean the Fifth Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A hereto.

“Restructuring Agreements” shall mean, collectively, (A) (i) the Exclusive Option Agreement entered into as of November 23, 2018 by and among the WFOE I, Beijing ForU and its equity interest holders, (ii) the Exclusive Consulting and Services Agreement entered into as of November 23, 2018 by and between the WFOE I and Beijing ForU, (iii) the Power of Attorney entered into as of November 23, 2018 by and among the WFOE I, Beijing ForU and its equity interest holders, (iv) the Share Pledge Agreement entered into as of November 23, 2018 by and among the WFOE I, Beijing ForU and its equity interest holders, (iv) the spousal consents dated as of November 23, 2018 issued by each of the spouses of the equity interest holders of Beijing ForU (if applicable); and (B) (i) the Exclusive Option Agreement entered into as of March 2, 2017 by and among the WFOE I, Nanjing ForU and its equity interest holders, (ii) the Exclusive Consulting and Services Agreement entered into as of March 2, 2017 by and between the WFOE I and Nanjing ForU, (iii) the Power of Attorney entered into as of March 2, 2017 by and among the WFOE I, Nanjing ForU and its equity interest holders, (iv) the Share Pledge Agreement entered into as of March 2, 2017 by and among the WFOE I, Nanjing ForU and its equity interest holders, (iv) the spousal consents dated as of March 2, 2017 issued by each of the spouses of the equity interest holders of Nanjing ForU; and (C) (i) the Exclusive Option Agreement entered into as of March 1, 2021 by and among the WFOE II, Tianjin Chengheyun and its equity interest holders, (ii) the Exclusive Consulting and Services Agreement entered into as of March 1, 2021 by and between the WFOE II and Tianjin Chengheyun, (iii) the Power of Attorney entered into as of March 1, 2021 by and among the WFOE II, Tianjin Chengheyun and its equity interest holders, (iv) the Share Pledge Agreement entered into as of March 1, 2021 by and among the WFOE II, Tianjin Chengheyun and its equity interest holders, and (iv) the spousal consents dated as of March 1, 2021 issued by each of the spouses of the equity interest holders of Tianjin Chengheyun.

“RMB” shall mean the lawful currency of the PRC.

“SAFE” shall have the meaning ascribed to it in Section 3.5(d).

“SAFE Rules and Regulations” shall mean collectively, the Circular 37 and any other applicable SAFE rules and regulations, as amended.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series Angel Investor” shall have the meaning ascribed to it in the preamble of this Agreement.

“Series Angel Preferred Shares” shall mean the Company’s Series Angel Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series A+ Preferred Shares” shall mean, the Company’s Series A+ Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series C Preferred Shares” shall mean the Company’s Series C Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series C+ Preferred Shares” shall mean the Company’s Series C+ Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series C++ Preferred Shares” shall mean the Company’s Series C++ Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transaction Documents.

“Series D Preferred Shares” shall mean the Company’s Series D Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transactions Documents.

“Series E Preferred Shares” shall mean the Company’s Series E Preferred Shares, par value US$0.00005 per share, with the rights and privileges as set forth in the Transactions Documents.

“Shares” shall mean all Preferred Shares and all Ordinary Shares of the Company.

“Shareholders Agreement” shall mean the Fourth Amended and Restated Shareholders Agreement among the Investors, the Company, the BVI Companies, the HK Companies, the PRC Companies, the Founders and the Founder Holdco, and certain other partier thereto to be entered into as of the Closing in substantially the form attached hereto as Exhibit B.

“Subsequent Closing(s)” shall have the meaning ascribed to it in Section 2.5.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Tax” shall mean (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” shall mean any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax Liability” shall mean an amount equal to the amount of any diminution in the value of the Purchased Shares or the Conversion Shares, and any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including all reasonable legal costs, costs of recovery and other expenses incurred by the Investors) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event relating to tax, whether occurring before or after the Closing.

“Terms” shall have the meaning ascribed to it in Section 9.1.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Restated M&A, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Unissued Shares” shall mean (A) any Purchased Shares the Purchase Price of which has not been paid by the corresponding Investor at the applicable Closing pursuant to this Agreement, and/or (B) any Non-ODI Purchased Shares the Purchase Price (as define in the Non-ODI Share Purchase Agreement) of which has not been paid by the corresponding Investor (as defined in the Non-ODI Share Purchase Agreement) at the applicable Closing (as defined in the Non-ODI Share Purchase Agreement) pursuant to the Non-ODI Share Purchase Agreement.

“US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles in the United States.

“Warrantors” shall mean the Founders, the Founder Holdco and the Group Companies, unless the text specifically indicates otherwise.

“WFOEs” shall have the meaning ascribed to it in the preamble of this Agreement, and “WFOE” refers to any of the WFOEs.

1.2 Warrantor Obligations. Where this Agreement or any Transaction Document places an obligation on any Warrantor, each of the other Warrantors shall use its best efforts to cause the obligated Warrantor to perform such obligation.

1.3 Exhibits and Schedules. The following annexes, schedules and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule A-1-1	WFOEs

Schedule A-1-2	Domestic Companies

Schedule A-2	Series E Investors

Schedule A-3	Founders

Schedule A-4	Founder Holdco

Schedule B	Capitalization Table

Schedule C	Disclosure Schedule

Schedule D	Notices

Exhibit A	Fifth Amended and Restated Memorandum of Articles of Association of the Company

Exhibit B	Fourth Amended and Restated Amended and Restated Shareholders Agreement

Exhibit C	Joinder Agreement

2. AGREEMENT TO PURCHASE AND SELL SHARES.

2.1 Sale and Issuance of the Purchased Share.

Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to each of the Series E Investors, and each of the Investors shall, severally and not jointly, subscribe for and purchase from the Company, at the Original Purchase Price of Series E Preferred Shares, that number of Series E Preferred Shares set out opposite the name of such Investor in Schedule A-2 hereto (with respect to such Investor, its “Purchased Shares”).

2.2 Pre-money Valuation. (i) The aggregate price payable by the Investors for purchasing the Purchased Shares represents a pre-money valuation of the Company of US$1,100,000,000; and (ii) the purchase price (with respect to each Investor, its “Purchase Price”) payable by each Investor for purchasing its Purchased Shares is set forth opposite such Investor’s name in the third column of Schedule A-2 hereto.

2.3 Closing. Subject to the fulfillment of the conditions to the closing as set forth in Section 5 and Section 6, the purchase and sale of the Purchased Shares between the Company and each Investor shall take place remotely via exchange of documents and signatures, on a date specified by the Company and such Investor, or at such other time and place as the Company and such Investor may mutually agree upon, which date shall be no later than ten (10) Business Days after the satisfaction or waiver of each condition to the closing as set forth in Section 5 and Section 6 (the “Closing”; the date of the Closing, the “Closing Date”), provided that the Company shall promptly give the Investors a written notice upon the satisfaction or waiver of each condition to the closing as set forth in Section 5. The Company’s shareholding structure immediately prior to and after the Closing shall be as set forth in the Company’s capitalization table attached hereto as Schedule B. Unless otherwise set forth hereunder, at the Closing, each Series E Investor purchasing the Series E Preferred Shares shall pay its Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company at least five (5) Business Days prior to the Closing. For the avoidance of doubt, the Closing for each Investor under this Agreement shall not be conditional upon the Closing for any other Investor, and each Closing may occur independently.

2.4 Deliveries. At the Closing, upon the receipt of Purchase Price paid by relevant Investor, the Company shall deliver the following items to each Investor (if applicable):

(a) (i) a certified true copy of the register of members of the Company as at the Closing Date reflecting such Investor’s ownership of the applicable Purchased Shares, certified by the registered agent of the Company to be a true and complete copy thereof; and (ii) the filed and stamped Restated M&A or the email record of filing of the Restated M&A (in the case that the filing of the Restated M&A has not been completed);

(b) certain copy of duly executed share certificate(s) by the Company to such Investor representing the applicable Purchased Shares purchased by such Investor, with the original (duly signed and sealed for and on behalf of the Company) to be delivered to such Investor within ten (10) Business Days after the Closing;

(c) a compliance certificate dated as of the Closing signed by the chief executive officer of the Group Companies, certifying that all of the conditions set forth in Section 5 have been fulfilled or waived; and

(d) board resolutions and members resolutions (as applicable) of the Group Companies approving the Transaction Documents and the transactions contemplated herein.

2.5 Subsequent Closings. Within a period from the date of this Agreement to the Longstop Date, the Company may, at one or more closings (each a “Subsequent Closing”, and collectively the “Subsequent Closings”) consummate the issuance and sale of the Unissued Shares (if any) and up to 45,744,502 Series E Preferred Shares in addition to the Non ODI Purchased Shares and the Purchased Shares, at a price per share equal to US$1.093 per share and on substantially the same terms and conditions as set forth in the Transaction Documents. For the avoidance of doubt, the maximum number of the Series E Preferred Shares to be issued by the Company pursuant to this Agreement and the Non-ODI Share Purchase Agreement shall be 182,978,009, except as otherwise agreed by the Investors. Each subscriber of Series E Preferred Shares with respect to relevant Subsequent Closing that is required to obtain the ODI Approval to consummate its Subsequent Closing shall execute and deliver a counterpart signature page to this Agreement to become a party to this Agreement as of the date it executes and delivers such counterpart signature page and, if it is not an existing shareholder of the Company, a counterpart signature page to the Shareholders Agreement to become a party to the Shareholders Agreement as of the date it executes and delivers such counterpart signature page, without further action by any Party, in which case (A) such subscriber shall be deemed as and have all the rights and obligations of an “Investor” and a party under this Agreement as if it had executed this Agreement, and all schedules and exhibits hereto shall, where applicable, be updated to reflect such subscriber as a party hereto without the need to amend this Agreement, (B) the Warranties of the Warrantors set forth in Section 3 hereof shall speak as of the Closing and the Warrantors shall have no obligation to update any such Warranties, and (C) the representations and warranties of any Investor set forth in Section 4 at each Subsequent Closing shall speak as of such Subsequent Closing.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE WARRANTORS.

Unless specifically indicated otherwise, the Warrantors hereby jointly and severally represent and warrant to the Investors that the statements in this Section 3, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule C, are all true, correct and complete as of the date hereof and as of the Closing Date. For purposes of this Section 3, any reference to a Party’s “knowledge” means such Party’s commercial reasonable knowledge after due and diligent inquiries of the senior management and the directors of such Party.

3.1 Organization, Good Standing and Qualification.

(a) Each of the Company, the BVI Company and the HK Companies is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company, the BVI Company and the HK Companies is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations.

(b) Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted. Each of the PRC Companies has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC laws and other laws prior to or upon the Closing. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Investors and are true, correct and complete and are in full force and effect.

3.2 Due Authorization. All corporate action on the part of each Group Company, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document, the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares, the Conversion Shares and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of each Group Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Purchased Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal, or Liens of any kind except as created or imposed under the Transaction Documents.

3.3 Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(a) Ordinary Shares. (a) A total of 130,250,000 authorized Class B Ordinary Shares, all of which are issued and outstanding; (b) a total of 964,315,753 authorized Class A Ordinary Shares of which 33,750,000 are issued and outstanding.

(b) Preferred Shares. A total of 905,434,247 authorized Preferred Shares, among which, (i) 40,000,000 designated as Series Angel Preferred Shares are issued and outstanding, (ii) 47,500,000 designated as Series A Preferred Shares are issued and outstanding,(iii) 75,000,000 designated as Series A+ Preferred Shares are issued and outstanding,(iv) 137,500,000 designated as Series B Preferred Shares are issued and outstanding,(v) 132,537,879 designated as Series C Preferred Shares are issued and outstanding, (vi) 58,831,334 designated as Series C+ Preferred Shares are issued and outstanding, (vii) 69,094,422 designated as Series C++ Preferred Shares are issued and outstanding, (viii) 161,992,603 designated as Series D Preferred Shares are issued and outstanding, and (ix) 182,978,009 designed as Series E Preferred Shares remain unissued.

(c) Options, Warrants, Available Shares. The Company has made available, free of any Liens: 119,922,812 Class A Ordinary Shares reserved for issuance under the Employee Share Option Plan (the “Reserved ESOP Shares”). Other than with respect to the Purchased Shares, the Conversion Shares and the Reserved ESOP Shares, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above. Apart from the exceptions noted in this Section 3.3, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the Transaction Documents.

(d) Outstanding Security Holders. Section 3.3(d) of the Disclosure Schedule sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof.

3.4 Subsidiaries (General). The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for (i) one hundred percent (100%) of the equity interests in the HK Company I who directly owns one hundred percent (100%) of the equity interests in the applicable WFOEs; and (ii) one hundred percent (100%) of the equity interests in the BVI Company who directly owns one hundred percent (100%) of the equity interests in the HK Company II, and HK Company II directly owns one hundred percent (100%) of the equity interests in the applicable WFOEs. The Company was formed solely to acquire and hold an equity interest in the BVI Company and HK Companies and since its formation has not engaged in any business and has not incurred any Liability except in the ordinary course of acquiring, managing and disposing of its equity interest in the BVI Company and HK Companies. The HK Companies were formed solely to acquire and hold the equity interests in the applicable WFOEs and Tianjin Fuxin Financial Leasing Co., Ltd. (天津福鑫融资租赁有限公司) “Tianjin Fuxin”) and has no other business, except as contemplated by this Agreement, and has not incurred any Liability other than annual filing, maintenance and other standard fees. The WFOEs are free and clear of all Liens, claims, charges and encumbrances, and no Person or entity other than the Company, the BVI Company and the HK Companies have any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the WFOEs or any component or portion thereof, or any increase or decrease on any of the foregoing.

3.5 PRC Companies. Except as disclosed in Section 3.5 of the Disclosure Schedule:

(a) Except as provided under the Restructuring Agreements, there are no outstanding rights, or commitments made by each of the PRC Companies or any of its investors and owners, to issue, purchase or sell any equity interest in each of the PRC Companies. The registered capital of each of the PRC Companies has been timely and fully contributed according to the constitutional documents of such PRC Companies and such registered capital is nonassessable and free and clear of any Lien (except as set forth in the Restructuring Agreements).

(b) There are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(c) The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force. All consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for the due and proper establishment and operation of each of the PRC Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(d) All filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations, including the registrations with the Ministry of Commerce (“MOFCOM”), the State Administration for Market Regulation (“SAMR”), the State Administration for Foreign Exchange (“SAFE”), tax bureau, customs authorities, communications administration authorities and transportation regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations, including all required registrations conducted pursuant to Circular 37 (if applicable).

(e) None of the PRC Companies has received any letter or notice from any relevant authority notifying each of the PRC Companies of the revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(f) With respect to any land use right, building, property and investment held or leased by each of the PRC Companies, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with Governmental Authorities with respect thereto.

(g) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

(h) With regard to employment and staff or labour management, each of the PRC Companies has complied with all applicable PRC laws and regulations in all material respects, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(i) There are no outstanding stock options with respect to each of the PRC Companies.

(j) There are no other companies, partnerships, joint ventures, associations or other entities in which each of the PRC Companies owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(k) Each of the PRC Companies owns free and clear from all encumbrances and third party rights all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted and as proposed to be conducted.

3.6 Valid Issuance of Shares.

(a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens. The Conversion Shares have been duly and validly made available for issuance and, upon issuance on conversion of the Purchased Shares in accordance with the Restated M&A, will be duly and validly issued, fully paid, non-assessable and free of any Liens.

(b) All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

3.7 Financial Statements. The Company has provided the unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of December 31, 2020 (“Financial Statements Date”) (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective Group Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC GAAP applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP, and each Group Company has good and marketable unencumbered title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

3.8 Liabilities. Except as described in Section 3.8 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

3.9 Title to Properties and Assets. Except as disclosed in Section 3.9 of the Disclosure Schedule, each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements; in each case such property and assets are subject to no Lien. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any Liens.

3.10 Activities since Financial Statements Date. None of the following events has occurred with respect to any Group Company since the Financial Statements Date and prior to the Closing:

(a) any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

(b) any incurrence of indebtedness for money borrowed or any other liabilities, save in the ordinary course of business or for the Group Restructuring;

(c) any sale, exchange, assignment, or other disposition of any assets or rights (including any Proprietary Rights or other intangible assets) or creation of any encumbrance on any of its assets or rights;

(d) any agreements or transactions with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or Persons related to such shareholders, or any agreement on transaction with any other party, save in the ordinary course of business and on an arm’s length basis;

(e) any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;

(f) any waiver of a valuable right or of a debt owed to it;

(g) any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation, save in the ordinary course of business;

(h) any resignation or termination of any of its Key Employee; or

(i) any other material event or condition of any character which would affect its assets, properties, financial condition, operating results or business.

3.11 Proprietary Rights.

(a) Each Group Company (i) owns free and clear of all claims, security interests, Liens and other encumbrances, or (ii) has the valid right or license to use, all products, materials, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, mask works, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Proprietary Rights in or to all of the foregoing (collectively the “Group Company Technology”).

(b) Section 3.11 of the Disclosure Schedule contains a true, complete and accurate list of all Proprietary Rights registered or applied for registration or being licensed by the Group Companies. Except as otherwise disclosed in the relevant section of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Rights, including without limitation all Registered Intellectual Property (as defined below), used for the Principal Business and without any conflict with or infringement of the rights of others. For purpose of this Agreement, “Registered Intellectual Property” means all Proprietary Rights of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

3.12 Contracts.

(a) Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, Key Employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology have been provided to the Investors and its counsels (if any) (each a “Material Contract”). For purposes of this Section 3.12 “material” shall mean any agreement, contract, indebtedness, Liability, arrangement or other obligation, which either (i) has an aggregate value, cost, Liability or amount of RMB10,000,000 or more for those entered in the ordinary course of the business of the Group Companies or RMB5,000,000 or more for those entered beyond the ordinary course of the business of the Group Companies, or (ii) is not terminable upon no more than thirty (30) days’ notice without penalty or obligation.

(b) Validity and Status. All the Material Contracts are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto, and the various transfers of assets, shares, equity interests, capital, personnel, contracts and Proprietary Rights.

3.13 Litigation. Except as disclosed in Section 3.13 of the Disclosure Schedule, to the best knowledge of the Warrantors after due inquiry, there is no Action pending or currently threatened against any Group Company, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. To the best knowledge of the Warrantors after due inquiry, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.14 Compliance with Laws; Governmental Consents. All consents, approvals, licenses, permits, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (the “Governmental Authorizations”) on the part of each Group Company required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions, the Group Companies are in compliance with the amended Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises promulgated by MOFCOM on June 22, 2009 in all material respects. The offer, sale and issuance of the Purchased Shares and the Conversion Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations. None of the Warrantors is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign Governmental Authority or any instrumentality or agency thereof in respect of the conduct of his or its business or the ownership of his or its properties in any material respect. Each Group Company has all material Governmental Authorizations necessary for the conduct of its business as currently conducted. None of the Group Companies is in default under any of such Governmental Authorizations.

3.15 Compliance with Other Instruments. No Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company (which include, as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts and the like), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien, charge or encumbrance upon any asset of any Group Company.

3.16 Tax Matters.

(a) All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable Laws, and are up to date and correct in all material respects. Except as disclosed in the Section 3.16 of the Disclosure Schedule, all Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provisions for the payment thereof have been made. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. Except as disclosed in the Section 3.16 of the Disclosure Schedule, each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party.

(b) No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress. No Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(c) No written claim has been received by the Company in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(d) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Financial Statements Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(e) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(f) All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance in all material respects with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(g) No Group Company is, or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current taxable year or any future taxable year. No Group Company has any plan or intention to conduct its business in a manner that would be reasonably expected to result in such Group Company becoming a PFIC or CFC or a U.S. real property holding corporation in the future.

(h) The Company is treated as a corporation for U.S. federal income tax purposes.

3.17 Obligations of Management. Each Key Employee of each Group Company is identified in Section 3.17 of the Disclosure Schedule and except for the part-time employees specified in Section 3.17 of the Disclosure Schedule, each such Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. To the best knowledge of the Warrantors after due inquiry and except as disclosed in Section 3.17 of the Disclosure Schedule, no such Key Employee directly or indirectly holds any interest in or is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

3.18 Employment Agreement, Proprietary Rights and Confidentiality Agreement. Each Key Employee of each Group Company has entered into an employment agreement (including the provision of non-competition agreement), and a Proprietary Rights and confidentiality agreement satisfactory to the Investors. Each employee (other than the Key Employees) of each Group Company has entered into an employment agreement satisfactory to the Investors.

3.19 Interested Party Transactions. Except as disclosed in Section 3.19 of the Disclosure Schedule, no shareholder, officer, employee or director of a Group Company or any Affiliate of any such Person (each of the foregoing, an “Interested Party”) has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as disclosed in Section 3.19 of the Disclosure Schedule, no Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing Persons may have less than one percent (1%) of record ownership interest in the Company or own less than one percent (1%) of shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person which purchases from or sells licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.20 Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Investors pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. Each of the Warrantors has fully provided the Investors with all the information that the Investors has requested for deciding whether to purchase the Purchased Shares and all information that could reasonably be expected to enable the Investors to make such decision.

4. REPRESENTATIONS AND WARRANTIES OF INVESTORS.

Each Investor hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing:

4.1 Authorization. It has full power and authority to enter into this Agreement and the other Transaction Documents, and each of the Transaction Documents, when executed and delivered by such Investor, will constitute a valid and legally binding obligation of such Investor, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Purchase for Own Account. It is, or will be acquiring the Purchased Shares and the Conversion Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, each Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Purchased Shares or Conversion Shares, other than, with respect to any Investor which is an investment fund, agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of any Investor to purchase the Purchased Shares at the Closing is, unless otherwise waived in writing by such Investor, subject to the fulfillment on or prior to the Closing of the following conditions:

5.1 Representations and Warranties Correct. The representations and warranties made by the Warrantors in Section 3 hereof shall be true, correct and not misleading with respect to the subjects covered therein when made, and shall be true, correct and not misleading in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

5.2 Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

5.3 Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investors) in connection with the consummation of the transactions contemplated by this Agreement (other than the consents that are required to be obtained at or after the Closing pursuant to the Transaction Documents) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to such Investor.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to such Investor, and such Investor shall have received certified or other copies of such documents as they may request.

5.5 Company’s Charter Documents. The Company’s memorandum and articles of association in effect as of the date of this Agreement shall have been duly amended by all necessary action of the Board and shareholders to read as set forth in the Restated M&A.

5.6 Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors, shall have executed and delivered such Transaction Documents to such Investor. For the avoidance of doubt, solely with respect to the Shareholders Agreement, such condition shall be deemed to have been fulfilled if the Shareholders Agreement has been executed by all the other parties thereto (other than the Investors) prior to the Closing, and will become binding upon the Investors upon the execution of counterpart signature pages thereof by the Investors.

5.7 Consents and Waivers. Each Warrantor shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

5.8 No Litigation. No Action shall have been threatened or instituted against any Warrantor or such Investor seeking to enjoin, challenge the validity of, or assert any Liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Documents.

5.9 No Material Adverse Effect. There shall have been no material adverse effect on the financial condition, business, prospects or operations of the Group Companies taken as a whole since the Financial Statements Date.

5.10 Good Standing Certificate. A copy of certificate of good standing issued by the Registrar of Companies of the Cayman Islands issued prior to the Closing shall have been delivered to such Investor.

5.11 ODI Approvals. Such Investor shall have completed the overseas direct investment filing and has obtained all necessary approvals and/or registrations from the National Development and Reform Commission of the PRC, the MOFCOM and the SAFE (and/or its authorized bank) and other relevant Governmental Authorities, as applicable (collectively, the “ODI Approvals”), with respect to the purchase of the Purchased Shares, and evidence thereof shall have been delivered to the Company.

5.12 Approval by Investment Committee. Such Investor shall have received approvals, if required, by its investment committee (if applicable) for entering into the transactions contemplated hereunder.

5.13 Closing Certificate. The Warrantors shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing, stating that the conditions specified in this Section 5 have been fulfilled as of the Closing.

6. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Company to issue and sell the Purchased Shares to each Investor at the Closing, unless otherwise waived in writing by the Company, is subject to the fulfillment on or prior to the Closing of the following conditions:

6.1 Representations and Warranties Correct. The representations and warranties made by such Investor in Section 4 hereof shall be true and correct and complete in all material respects with respect to the subjects covered therein when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2 Performance of Obligations. Such Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

6.3 Shareholders Agreement. Such Investor shall have duly executed and delivered to the Company a counterpart signature page to the Shareholders Agreement.

6.4 ODI Approvals. Such Investor shall have completed the ODI Approvals, with respect to the purchase of the Purchased Shares, and evidence thereof shall have been delivered to the Company.

7. COVENANTS OF THE WARRANTORS.

The Warrantors each hereby jointly and severally covenant to the Investors as follows:

7.1 Use of Proceeds. Except for the payment of reasonable expenses incurred in connection with the Transaction Documents and the transactions contemplated hereby, including the amounts due to the Investors under Section 10.7, the Company shall use the entire proceeds from the sale of the Purchased Shares for business expansion, capital expenditure and working capital of the Company and its subsidiaries in accordance with the budget and business plan as approved by the Board, save as otherwise stipulated in the Transaction Agreement. Unless otherwise agreed to in writing by the Board, no proceeds from the sale of the Purchased Shares shall be used (i) in the purchase of any securities, (ii) in the investment of any other entities, (iii) in the payment of any debt of the Company or its subsidiaries, or (iv) in the repurchase or cancellation of securities held by any shareholders of the Company.

7.2 Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties in this Agreement;

(b) suggests that any fact warranted hereunder may not be as warranted or may be misleading in any material respects; or

(c) might affect the willingness of a prudent investors to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the PurchasedShares, then the Warrantors shall immediately notify the Investors in writing, describing the fact or event in reasonable detail.

7.3 Regulatory Compliance. The Warrantors shall comply with all applicable laws and regulations in the PRC in all material respects, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies, and shall procure the PRC Companies to obtain all the necessary Governmental Authorizations for the conduct of their business as currently conducted, to the extent as required by the applicable laws. Each Warrantor shall use its commercially reasonable efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements in all material respects and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOEs (or any successor entity) to the HK Companies respectively.

7.4 Proprietary Rights Protection. The Group Companies shall maintain appropriate intellectual inspection system reasonably satisfactory to the Investors to protect the Proprietary Rights of the Group Companies, including without limitation, by (a) submitting the application for trademark registration similar to those owned by the Group Companies or necessary to conduct its Principal Business and (b) acquiring domain names similar to those owned by the Group Companies or necessary to conduct its Principal Business, provided that the Board has approved the key terms and conditions (including the acquisition price) of such acquisition. The Group Companies shall, and the Founders shall cause the Group Companies to fully comply with the laws and regulations in respect of the protection of the Proprietary Rights and refrain from infringing from the Proprietary Rights of other parties. As soon as practicable after the Closing, the Group Companies shall, and the Founders shall cause the Group Companies to use their commercially reasonable efforts to complete the registration for the trademarks necessary for the conduct of the Principal Business, with the competent Governmental Authorities.

7.5 Employee Matters. The PRC Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions, and as soon as commercially practicable after the Closing, the PRC Companies shall pay the social insurance and housing fund in its own name for all of their employees in accordance with applicable laws and regulations to the reasonable satisfaction of the Investors.

7.6 Tax Matters. The PRC Companies shall comply with all applicable PRC tax laws and regulations, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax in all material respects.

7.7 Remittance of Purchase Price to the PRC. The Group Companies and the Founder Parties shall use their commercially reasonable efforts to procure that substantially all of purchase price paid by the Investors shall be remitted back to the PRC as the contribution of the registered capital of the WFOEs or any other wholly foreign owned enterprise or joint venture established or to be established by the HK Companies, including but not limited to Tianjin Fuxin (collectively the “Foreign Invested Entities”) in accordance with applicable laws. Each of the Company and the Founder Parties, jointly and severally, agrees that, unless otherwise provided in applicable laws or determined by relevant Governmental Authorities, in the event of a sale of shares in the Company by any Investor prior to the consummation of an IPO of the Company, such Investor shall be entitled to apply the entire amount that corresponds to such Investor’s purchase price under this Agreement to such Investor’s indirect basis in the equity of the Foreign Invested Entities with respect to any tax filing, tax position and other communication with the relevant PRC Tax authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made through the subscription, purchase and sale of the Company’s Shares, without deduction due to the failure (if any) of remittance of the purchase price paid by the Investors back to the PRC as the contribution of the registered capital of the Foreign Invested Entities in accordance with applicable laws.

7.8 Other Issues in the Disclosure Schedule/Due Diligence. As soon as practicable after the Closing and at any time upon the reasonable request of any Investor, the Warrantors shall use commercially reasonable efforts to resolve the non-compliance issues in a practically reasonable manner, which are disclosed in the Disclosure Schedule or identified by the Investors in the due diligence process but not expressly specified as a specific covenant under Section 7 or a specific condition for the Closing under Section 5.

8. INDEMNITY.

8.1 Each Warrantor hereby agrees to, jointly and severally, indemnify and hold harmless each Investor, and such Investor’s Affiliates, directors, officers, agents and assigns, from and against any and all Indemnifiable Losses suffered by such Investor, or its Affiliates, directors, officers, agents and assigns(each, an “Indemnified Person”), as a result of, or based upon or arising from any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents. The rights contained in this Section 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.2 Notwithstanding anything to the contrary herein and/or in any other Transaction Documents,

(a) in any event, except for any Indemnifiable Loss of any Indemnified Person arising from any fraud or willful misconduct of any of the Warrantors, the aggregate indemnification amount by all the Warrantors to any Investor (together with any Indemnified Person associates with it) under the Transaction Documents shall not exceed the Purchase Price actually paid by such Investor. Notwithstanding the foregoing, each Indemnified Person shall make the indemnification claim to the Warrantors only after its respective Loss accrues to an amount no less than US$500,000 under which circumstance the Warrantors shall indemnify such Indemnified Person from the first US Dollar;

(b) no Indemnified Person may seek indemnification from any of the Founders or the Founder Holdco without first seeking the same from all of the other Warrantors (other than the Founders). Each Founder or the Founder Holdco’s indemnification obligations under the Transaction Documents shall (A) be limited to the fair market value of the Equity Securities held by such Founder or Founder Holdco directly or indirectly in the Group Companies, and (B) in no event shall involve any of the personal assets or properties of any Founder that are not the Equity Securities of the Company held by such Founder or Founder Holdco directly or indirectly in the Group Companies;

(c) the representations and warranties made by the Warrantors in Section 3 hereof shall survive the Closing for a period of three (3) years therefrom; and

(d) each Warrantor shall be obligated to indemnify for the same Loss only once even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement and/or in any other Transaction Documents.

9. CONFIDENTIALITY AND NON-DISCLOSURE.

9.1 Disclosure of Terms. Each Party acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under the Shareholders Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

9.2 Press Releases. After the Closing, the Company may issue a press release related to the Closing, disclosing that the Investors have invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by the Investors. The Investors’ names and the fact that the Investors are shareholders in the Company can be included in a reusable press release boilerplate statement, so long as the Investors have given the Company their initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding the Investors in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent, which consent may be withheld at the Investors’ sole discretion.

9.3 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a) the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b) each Investor (and its fund manager) may, disclose such Investor’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

(c) Each Investor shall have the right to disclose:

(i) any information to such Investor’s Affiliates, such Investor’s and/or its Affiliates’ employee, legal counsel, auditor, insurer, accountant, consultant or to an officer, director, investment counsel or advisor, or employee of such Investor, or Affiliates and any of their investors or respective Affiliates, provided, however, that any of the foregoing Persons shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii) any information for fund and inter-fund reporting purposes;

(iii) any information as required by law, Governmental Authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues);

(iv) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(v) any information contained in press releases or public announcements of the Company pursuant to Section 9.2 above.

(d) the confidentiality obligations set out in this Section 9 do not apply to:

(i) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 9 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) the disclosure of information by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 9.3.

9.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 9, such Party (the “Disclosing Party”) shall, if and to the extent that it can lawfully do so, provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

10. MISCELLANEOUS.

10.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties whose rights or obligations hereunder are affected by such amendments. Any Investor may assign its rights and obligations under this Agreement to its Affiliates without the prior written consent of the other Parties and any Investor may assign its rights and obligations under this Agreement to any third party in a permitted transfer in accordance with the Transaction Documents without the prior written consent of the other Parties. Each transferee, successors, or assignee of any Investor shall become a party of this Agreement by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit C. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Investors.

10.3 Entire Agreement. This Agreement, the Shareholders Agreement and any other Transaction Documents together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the Parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. The address of each Party is set forth in Schedule D and a Party may change or supplement the address given above, or designate additional address, for purposes of this Section 10.4 by giving the other Party written notice of the new address in the manner set forth above.

10.5 Amendments and Waivers. This Agreement may only be amended or modified with the prior written consent of the Company and the Investors.

10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

10.7 Professional Fees. The Company shall pay the Investors any fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Investors in connection with the transactions contemplated hereby, provided that the aggregate fees and expenses for all the Investors (including Parantoux, Poly Platinum and other Investors who have subscribed for Series E Preferred Shares prior to the Closing hereof) shall not exceed RMB1,000,000 or the equivalent amount in the currency of US dollars. In the event the Closing does not occur due to any Warrantor’s discretion or fault, the Company shall promptly reimburse to the Investors fees and expenses, including third party consulting or advisory expenses (if any) and out-of-pocket costs incurred by the Investors in connection with the due diligence investigations into the Group Companies, the preparation, negotiation and execution of all the documents and the settlement in relation to the transactions contemplated hereby, provided that the aggregate fees and expenses or all the Investors (including Parantoux, Poly Platinum and other Investors) shall not exceed RMB1,000,000 or the equivalent amount in the currency of US dollars. In the event the Closing does not occur due to any Investor’s discretion or fault, such Investor shall bear any fees and expenses incurred by itself in connection with the transactions contemplated hereby.

10.8 Finder’s Fees. Each Party (a) represents and warrants to the other Parties hereto that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other Parties hereto from and against any Liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such Liability or asserted Liability) for which the indemnifying party or any of its employees or representatives are responsible.

10.9 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.10 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.11 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

10.12 Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

10.13 Dispute Resolution.

(a) Negotiation between Parties; Mediations. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant Parties, then each Party to the dispute that is a company shall nominate one authorized officer as its representative. The relevant Parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either Party to call such a meeting, meet in person and alone (except for one assistant for each Party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the Parties agree that they shall, if requested in writing by either Party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either Party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with HKIAC Rules which are recognized by the HKIAC as applicable and in effect (the “HKIAC Rules”). HKIAC Rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the HKIAC Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Investor or its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.14 Exclusivity. Each Warrantor hereby agrees that, unless otherwise agreed to by the Investors, prior to the Closing, neither the Warrantor nor any of its representative or agent shall directly or indirectly initiate, respond to, or participate in any discussions regarding, or accept any proposal for, any equity or debt financing or sale of any of the Group Companies or their Subsidiaries, except for the issuance of Series E Preferred Shares at the Subsequent Closings.

10.15 Termination of Agreement. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Parties, (b) by the Investors or the Company, if the Closing has not been consummated and the Company has not received the Purchase Price on or prior to May 15, 2021 or the date of submission of application for an IPO of the Company, whichever is earlier (such date, the “Longstop Date”), (c) by the Investors by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Warrantors, and such breach, if curable, has not been cured within fourteen (14) days of such notice stating the reason and intention to so terminate, or (d) by the Investors, if due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws. If this Agreement is terminated pursuant to the provision of Section 10.15, this Agreement will be of no further force or effect, provided that no Party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

10.16 Survival. The provisions of Section 1, Section 9, Section 10.1, Section10.13 and Section10.16 shall survive the expiration or early termination of this Agreement.

10.17 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other documents and instruments incident to such transactions, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to each Investor. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ForU Worldwide Inc.

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Director

THE BVI COMPANY:

ForU Information and Technology Limited

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Director

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HK COMPANY I:

ForU Worldwide (HK) Limited

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Director

THE HK COMPANY II:

ForU Information and Technology (HK) Limited

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Director

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE WFOEs:

Beijing ForU Duoduo Information Technology Co., Ltd. (北京福佑多多信息技术有限公司)

By:	/s/ SHAN Dandan
Name:	SHAN Dandan (单丹丹)
Title:	Legal Representative

Tianjin Tonglian Zhihe Technology Co., Ltd. (天津通联智合技术有限公司)

By:	/s/ CHEN Jia
Name:	CHEN Jia (陈嘉)
Title:	Legal Representative

Shanghai Lianchong Information Technology Co., Ltd.(上海联翀信息技术有限公司)

By:	/s/ CHEN Jia
Name:	CHEN Jia (陈嘉)
Title:	Legal Representative

ForU Online (Tianjin) Commercial Factoring Co., Ltd. (福佑在线（天津）商业保理有限公司)

By:	/s/ GE Kai
Name:	GE Kai (葛恺)
Title:	Legal Representative

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE WFOEs:

Nanjing ForU Commercial Factoring Co., Ltd. (南京福佑商业保理有限公司)

By:	/s/ YANG Yang
Name: YANG Yang (杨阳)
Title:	Legal Representative

Tianjin ForU Duoduo Information Technology Co., Ltd. (天津福佑多多信息技术有限公司)

By:	/s/ GE Kai
Name: GE Kai (葛恺)
Title:	Legal Representative

Shanghai ForU Duoduo Information Technology Co., Ltd. (上海福佑多多信息技术有限公司)

By:	/s/ YANG Yang
Name: YANG Yang (杨阳)
Title:	Legal Representative

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOMESTIC COMPANIES:

Nanjing ForU Online Electronic Commerce Co., Ltd.(南京福佑在线电子商务有限公司)

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Legal Representative

Beijing ForU Online Information Technology Co., Ltd. (北京福佑在线信息技术有限公司)

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Legal Representative

Tianjin Chengheyun Technology Co., Ltd. (天津诚合运技术有限公司)

By:	/s/ CHEN Jia
Name: CHEN Jia (陈嘉)
Title:	Legal Representative

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE FOUNDERS:

/s/ SHAN Dandan
SHAN Dandan (单丹丹)

/s/ WANG Hongxin
WANG Hongxin（王宏鑫）

THE FOUNDER HOLDCO:

Miracle Dream Investment Inc.

By:	/s/ SHAN Dandan
Name: SHAN Dandan (单丹丹)
Title:	Director

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership) 江苏国寿疌泉股权投资中心(有限合伙)

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

EVERESTLU HOLDING LIMITED

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

ForU Worldwide Inc.

Signature Page to the Series E Preferred Share Purchase Agreement

Schedule A-1-1

1.	Beijing ForU Duoduo Information Technology Co., Ltd. (北京福佑多多信息技术有限公司), a company duly incorporated and validly existing under the laws of the PRC (“WFOE I”);

2.	ForU Online (Tianjin) Commercial Factoring Co., Ltd. (福佑在线（天津）商业保理有限公司), a company duly incorporated and validly existing under the laws of the PRC;

3.	Nanjing ForU Commercial Factoring Co., Ltd. (南京福佑商业保理有限公司), a company duly incorporated and validly existing under the laws of the PRC;

4.	Tianjin ForU Duoduo Information Technology Co., Ltd. (天津福佑多多信息技术有限公司), a company duly incorporated and validly existing under the laws of the PRC;

5.	Shanghai ForU Duoduo Information Technology Co., Ltd. (上海福佑多多信息技术有限公司), a company duly incorporated and validly existing under the laws of the PRC;

6.	Tianjin Tonglian Zhihe Technology Co., Ltd. (天津通联智合技术有限公司), a company duly incorporated and validly existing under the laws of the PRC (“WFOE II”);

7.	Shanghai Lianchong Information Technology Co., Ltd. (上海联翀信息技术有限公司); a company duly incorporated and validly existing under the laws of the PRC.

Schedule A-1-2

1.	Nanjing ForU Online Electronic Commerce Co., Ltd. (南京福佑在线电子商务有限公司), a company duly incorporated and validly existing under the laws of the PRC (“Nanjing ForU”);

2.	Beijing ForU Online Information Technology Co., Ltd. (北京福佑在线信息技术有限公司), a company duly incorporated and validly existing under the laws of the PRC (“Beijing ForU”);

3.	Tianjin Chengheyun Technology Co., Ltd. (天津诚合运技术有限公司), a company duly incorporated and validly existing under the laws of the PRC (“Tianjin Chengheyun”).

SCHEDULE A-1

Schedule A-2

Name	Number of Series E Preferred Shares	Purchase Price for Series E Preferred Shares
Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership) 江苏国寿疌泉股权投资中心(有限合伙)	27,446,701	US$	30,000,000
EVERESTLU HOLDING LIMITED	45,744,502	US$	50,000,000

TOTAL:	73,191,203	US$	80,000,000

SCHEDULE A-2

Schedule A-3

1.	SHAN Dandan (单丹丹), a citizen of the PRC with the identification card number ****************；

2.	WANG Hongxin (王宏鑫), a citizen of the PRC with the identification card number ****************.

SCHEDULE A-3

Schedule A-4

1.	Miracle Dream Investment Inc., a limited liability company duly established and validly existing under the laws of British Virgin Islands, and wholly owned by SHAN Dandan (单丹丹) (“SHAN Dandan Holdco”);

SCHEDULE A-4

Schedule B

Capitalization Table

Fully Diluted Capitalization Immediately Prior to the Closing:

Name	Class of Shares	Number of Shares	Approximate Percentage
Miracle Dream Investment Inc.	Class B Ordinary Shares	130,250,000	11.08%
Orange Grove Global Limited	Class A Ordinary Shares	5,490,000	0.47%
CYBER GLASS TECHNOLOGY LTD.	Class A Ordinary Shares	3,660,000	0.31%
500K Venture Investments Limited	Class A Ordinary Shares	10,052,616	0.86%
Reserved ESOP Shares	Class A Ordinary Shares	119,922,812	10.20%
Skycus China Fund, L.P.	Class A Ordinary Shares	14,547,384	1.24%
Subtotal	Ordinary Shares	283,922,812	24.16%
Ningbo Meihua Shunshi Angel Investment Partnership (Limited Partnership) (宁波梅花顺世天使投资合伙企业(有限合伙))	Series Angel Preferred Shares	25,000,000	2.13%
Miracle Dream Investment Inc.	Series Angel Preferred Shares	1,053,045	0.09%
500K Venture Investments Limited	Series Angel Preferred Shares	2,000,000	0.17%
Matrix Partners China V Hong Kong Limited	Series Angel Preferred Shares	11,946,955	1.02%
Subtotal	Series Angel Preferred Shares	40,000,000	3.41%
ALPHA ROUTE LIMITED	Series A Preferred Shares	47,500,000	4.04%
Subtotal	Series A Preferred Shares	47,500,000	4.04%
Shenzhen Yingxin Capital Phase I Investment Partnership (LLP)	Series A+ Preferred Shares	75,000,000	6.38%
Subtotal	Series A+ Preferred Shares	75,000,000	6.38%

SCHEDULE B

Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series B Preferred Shares	75,000,000	6.38%
China Logistic Investment Holding (1) Limited	Series B Preferred Shares	25,000,000	2.13%
DEPPON LOGISTICS (HONGKONG) LIMITED	Series B Preferred Shares	14,101,174	1.20%
JD Amarantine Investment Limited	Series B Preferred Shares	23,398,826	1.99%
Subtotal	Series B Preferred Shares	137,500,000	11.70%
LC Fund VII, L.P.	Series C Preferred Shares	58,387,015	4.97%
LC Parallel Fund VII, L.P.	Series C Preferred Shares	6,006,924	0.51%
Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series C Preferred Shares	44,090,909	3.75%
China Logistic Investment Holding (1) Limited	Series C Preferred Shares	6,590,909	0.56%
DEPPON LOGISTICS (HONGKONG) LIMITED	Series C Preferred Shares	9,886,364	0.84%
Shanghai Huize Asset Management Co., Ltd. (上海慧泽资产管理有限公司)	Series C Preferred Shares	7,575,758	0.64%
Subtotal	Series C Preferred Shares	132,537,879	11.27%
JD Amarantine Investment Limited	Series C+ Preferred Shares	29,415,667	2.50%
LC Fund VII, L.P.	Series C+ Preferred Shares	10,069,314	0.86%
LC Parallel Fund VII, L.P.	Series C+ Preferred Shares	627,292	0.05%

SCHEDULE B

China Logistic Investment Holding (1) Limited	Series C+ Preferred Shares	13,370,758	1.14%
Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series C+ Preferred Shares	5,348,303	0.45%
Subtotal	Series C+ Preferred Shares	58,831,334	5.00%
Skycus China Fund, L.P.	Series C++ Preferred Shares	34,853,108	2.96%
JD Amarantine Investment Limited	Series C++ Preferred Shares	11,786,075	1.00%
LC Fund VII, L.P.	Series C++ Preferred Shares	2,852,972	0.24%
LC Parallel Fund VII, L.P.	Series C++ Preferred Shares	177,733	0.02%
China Logistic Investment Holding (1) Limited	Series C++ Preferred Shares	4,271,009	0.36%
Prospect Avenue Capital Limited Partnership	Series C++ Preferred Shares	15,153,525	1.29%
Subtotal	Series C++ Preferred Shares	69,094,422	5.87%
WELLINK INVESTMENTS LIMITED	Series D Preferred Shares	94,495,685	8.04%
Prospect Avenue Capital Limited Partnership	Series D Preferred Shares	31,521,061	2.68%
Matrix Partners China V Hong Kong Limited	Series D Preferred Shares	35,975,857	3.06%
Subtotal	Series D Preferred Shares	161,992,603	13.78%
Parantoux Grand Master SPC	Series E Preferred Shares	9,148,901	0.78%
Poly Platinum Enterprises Limited	Series E Preferred Shares	27,446,701	2.335%

SCHEDULE B

ALPHA ROUTE LIMITED	Series E Preferred Shares	3,659,560	0.31%
Matrix Partners China V Hong Kong Limited	Series E Preferred Shares	10,978,680	0.93%
X Adventure Fund I L.P.	Series E Preferred Shares	3,659,560	0.31%
LC Fund VII, L.P.	Series E Preferred Shares	8,514,665	0.72%
LC Parallel Fund VII. L.P.	Series E Preferred Shares	634,236	0.05%
LC Continued Fund IV, L.P.	Series E Preferred Shares	9,148,901	0.78%
Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership)江苏国寿疌泉股权投资中心(有限合伙)(reserved for issuance under the ODI Share Purchase Agreement)	Series E Preferred Shares	27,446,701	2.335%
EVERESTLU HOLDING LIMITED (reserved for issuance under the ODI Share Purchase Agreement)	Series E Preferred Shares	45,744,502	3.89%
SINO-BLR Industrial Investment Fund, L.P.	Series E Preferred Shares	22,872,251	1.95%
Subtotal	Series E Preferred Shares	169,254,658	14.39%
TOTAL:		1,175,633,708	100.00%

Fully Diluted Capitalization Immediately after the Closing:

Name	Class of Shares	Number of Shares	Approximate Percentage
Miracle Dream Investment Inc.	Class B Ordinary Shares	130,250,000	11.08%
Orange Grove Global Limited	Class A Ordinary Shares	5,490,000	0.47%
CYBER GLASS TECHNOLOGY LTD.	Class A Ordinary Shares	3,660,000	0.31%
500K Venture Investments Limited	Class A Ordinary Shares	10,052,616	0.86%
Reserved ESOP Shares	Class A Ordinary Shares	119,922,812	10.20%
Skycus China Fund, L.P.	Class A Ordinary Shares	14,547,384	1.24%

SCHEDULE B

Subtotal	Ordinary Shares	283,922,812	24.16%
Ningbo Meihua Shunshi Angel Investment Partnership (Limited Partnership) (宁波梅花顺世天使投资合伙企业(有限合伙))	Series Angel Preferred Shares	25,000,000	2.13%
Miracle Dream Investment Inc.	Series Angel Preferred Shares	1,053,045	0.09%
500K Venture Investments Limited	Series Angel Preferred Shares	2,000,000	0.17%
Matrix Partners China V Hong Kong Limited	Series Angel Preferred Shares	11,946,955	1.02%
Subtotal	Series Angel Preferred Shares	40,000,000	3.41%
ALPHA ROUTE LIMITED	Series A Preferred Shares	47,500,000	4.04%
Subtotal	Series A Preferred Shares	47,500,000	4.04%
Shenzhen Yingxin Capital Phase I Investment Partnership (LLP)	Series A+ Preferred Shares	75,000,000	6.38%
Subtotal	Series A+ Preferred Shares	75,000,000	6.38%
Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series B Preferred Shares	75,000,000	6.38%
China Logistic Investment Holding (1) Limited	Series B Preferred Shares	25,000,000	2.13%
DEPPON LOGISTICS (HONGKONG) LIMITED	Series B Preferred Shares	14,101,174	1.20%
JD Amarantine Investment Limited	Series B Preferred Shares	23,398,826	1.99%
Subtotal	Series B Preferred Shares	137,500,000	11.70%
LC Fund VII, L.P.	Series C Preferred Shares	58,387,015	4.97%

SCHEDULE B

LC Parallel Fund VII, L.P.	Series C Preferred Shares	6,006,924	0.51%
Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series C Preferred Shares	44,090,909	3.75%
China Logistic Investment Holding (1) Limited	Series C Preferred Shares	6,590,909	0.56%
DEPPON LOGISTICS (HONGKONG) LIMITED	Series C Preferred Shares	9,886,364	0.84%
Shanghai Huize Asset Management Co., Ltd. (上海慧泽资产管理有限公司)	Series C Preferred Shares	7,575,758	0.64%
Subtotal	Series C Preferred Shares	132,537,879	11.27%
JD Amarantine Investment Limited	Series C+ Preferred Shares	29,415,667	2.50%
LC Fund VII, L.P.	Series C+ Preferred Shares	10,069,314	0.86%
LC Parallel Fund VII, L.P.	Series C+ Preferred Shares	627,292	0.05%
China Logistic Investment Holding (1) Limited	Series C+ Preferred Shares	13,370,758	1.14%
Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业（有限合伙）	Series C+ Preferred Shares	5,348,303	0.45%
Subtotal	Series C+ Preferred Shares	58,831,334	5.00%
Skycus China Fund, L.P.	Series C++ Preferred Shares	34,853,108	2.96%
JD Amarantine Investment Limited	Series C++ Preferred Shares	11,786,075	1.00%

SCHEDULE B

LC Fund VII, L.P.	Series C++ Preferred Shares	2,852,972	0.24%
LC Parallel Fund VII, L.P.	Series C++ Preferred Shares	177,733	0.02%
China Logistic Investment Holding (1) Limited	Series C++ Preferred Shares	4,271,009	0.36%
Prospect Avenue Capital Limited Partnership	Series C++ Preferred Shares	15,153,525	1.29%
Subtotal	Series C++ Preferred Shares	69,094,422	5.87%
WELLINK INVESTMENTS LIMITED	Series D Preferred Shares	94,495,685	8.04%
Prospect Avenue Capital Limited Partnership	Series D Preferred Shares	31,521,061	2.68%
Matrix Partners China V Hong Kong Limited	Series D Preferred Shares	35,975,857	3.06%
Subtotal	Series D Preferred Shares	161,992,603	13.78%
Parantoux Grand Master SPC	Series E Preferred Shares	9,148,901	0.78%
Poly Platinum Enterprises Limited	Series E Preferred Shares	27,446,701	2.335%
ALPHA ROUTE LIMITED	Series E Preferred Shares	3,659,560	0.31%
Matrix Partners China V Hong Kong Limited	Series E Preferred Shares	10,978,680	0.93%
X Adventure Fund I L.P.	Series E Preferred Shares	3,659,560	0.31%
LC Fund VII, L.P.	Series E Preferred Shares	8,514,665	0.72%
LC Parallel Fund VII. L.P.	Series E Preferred Shares	634,236	0.05%
LC Continued Fund IV, L.P.	Series E Preferred Shares	9,148,901	0.78%
Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership)江苏国寿疌泉股权投资中心(有限合伙)	Series E Preferred Shares	27,446,701	2.335%
EVERESTLU HOLDING LIMITED	Series E Preferred Shares	45,744,502	3.89%

SCHEDULE B

SINO-BLR Industrial Investment Fund, L.P.	Series E Preferred Shares	22,872,251	1.95%
Subtotal	Series E Preferred Shares	169,254,658	14.39%
TOTAL:		1,175,633,708	100.00%

SCHEDULE B

Schedule C

Disclosure Schedule

SCHEDULE C

Schedule D

Notices

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to any Warrantor:
Attn:	****************
Address:	****************南京市建邺区江东中路359号国睿大厦B区306室
Tel:	****************
Email:	****************

If to Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership) 江苏国寿疌泉股权投资中心(有限合伙):

Attn: ****************
Address: ****************
Tel: ****************
Email:****************

If to EVERESTLU HOLDING LIMITED:

Attn: ****************
Address: ****************
Tel: ****************
Email: ****************

SCHEDULE D

Exhibit A

Fifth Amended and Restated

Memorandum and Articles of Association of the Company

EXHIBIT A

Exhibit B

Fourth Amended and Restated Shareholders Agreement

EXHIBIT B

Exhibit C

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement dated__________ pursuant to the Series E Preferred Share Purchase Agreement, dated as of May 15, 2021 (the “Purchase Agreement”), by and among (i) ForU Worldwide Inc., an exempted company duly incorporated and validly existing in the Cayman Islands, (ii) the parties listed on Schedule A-1, Schedule A-2, Schedule A-3 and Schedule A-4 of the Purchase Agreement, and (iii) certain other parties named thereto.

Capitalized terms used but not defined in this Joinder Agreement shall have their meanings in the Purchase Agreement.

The undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a Party to the Purchase Agreement as of the date hereof and shall have all of the rights and obligations of the “Investor” thereunder, as the case may be, as if it had executed the Purchase Agreement.

The undersigned hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first written above.

[ ]

By:
Name:
Title:

EXHIBIT C